Exhibit 4.3

[English Translation of the Hebrew Original]

FORMULA SYSTEMS (1985) LTD

(Hereinafter referred to as: the “Company”)

Employees and Office Holders Share Option Plan (2008)

1.	PREAMBLE

1.1	NAME

This plan, as it may be updated from time to time, shall be called “Formula Systems (1985) Ltd. – Employees and Office Holders Share Option Plan (2008)”(hereinafter referred to as: the “Plan”).

1.2	OBJECTIVE

The objective of the Plan is to grant options to the employees and the office holders of the Company and of its subsidiaries, provided that they are not controlling shareholders of the Company, to purchase ordinary shares of the company of NIS 1.00 par value each (hereinafter referred to as: the “Shares” or the “Company’s Shares”) pursuant to the Plan and the resolutions of the Board of Directors of the Company, as adopted from time to time (hereinafter referred to as: the “Options”). The Options will be granted pursuant to Section 102 of the Income Tax Ordinance [New Version], 5721 – 1961 (hereinafter referred to as: the “Ordinance”) and the Income Tax Regulations (Tax Relief in Allocating Shares to Employees), – 2003 (hereinafter referred to as: the “Regulations”), as amended from time to time.

The grant of Options for the purchase of Shares, according to the Plan, is being done in order to reward the optionees whose employment and/or term of employment in the Company or the subsidiaries of the Company have been essential for further the business of the Company and of the subsidiary of the Company as well as to strengthen the optionees’ sense of identification with the objectives of the Company and its subsidiaries.

2.	MANAGEMENT AND SUPERVISION

2.1	The Plan shall be implemented and administered by the Board of Directors of the Company, or by the Option committee (hereinafter referred to as: the “Committee”) subject to the provisions of the Companies Law, 5759 - 1999 (hereinafter referred to as: the “Companies Law”) and to the Article of Association of the Company (the Committee or the Board of Directors, as the case may be, shall hereinafter be referred to as: the “Board”).

2.2	Without derogating from the other terms and conditions of the Plan or from the provisions of Section 102 of the Ordinance or the Regulations, the Board shall be authorized to decide on and to carry out the following actions:

2.2.1	To determine who the optionees are to whom the Options shall be granted;

2.2.2	To determine the terms and conditions relating to the Option agreements, including the number of Options granted to each optionee, the time of grant, the vesting dates, the method of exercising the Option and the terms and conditions of payment, the price and conditions of payment that the optionee shall pay in order to exercise any Option in respect of a Share (hereinafter referred to as: the “Exercise Price”), the limitations relating to the transferability of the Options and/or the Shares and the conditions relating to forfeiture and confiscation of the Share Options;

2.2.3	To cancel or postpone the grant;

2.2.4	To select a taxation route in respect of the Options to be granted, as prescribed by Section 102 of the Ordinance;

2.2.5	To modify the limitations and the conditions applicable to the Options or Shares that stem from exercising the Options;

2.2.6	To clarify the terms and conditions of the Plan and to supervise the administration of the Plan;

2.2.7	To accelerate, either wholly or partially, the vesting dates of the Options granted to each optionee;

2.2.8	To freeze, terminate or cancel the entire Plan, or part thereof, to modify or amend the Plan or the provisions thereof, including increasing the total number of Options that it is entitled to grant under the Plan;

2.2.9	To decide on and determine any other matter that is necessary for the administration of the Plan.

2.3	The resolutions of the Board concerning the Plan and with regard to the Options that are granted by it shall be final and binding, unless determined otherwise by the Board.

2.4	The CEO of the Company, the secretary of the Company and any other person recommended by the CEO of the Company shall all (each one separately) have the authority to issue Shares following the exercising of the Options that are granted by the Board pursuant to the provisions of Section 288(b)(2) of the Companies Law.

3.	RESERVED SHARES

3.1	The Company shall reserve 400,000 Shares of its registered capital that are not issued (hereinafter referred to as: the “Reserved Shares”) to ensure the grant in accordance with the Plan, subject to adjustments that will be made according to Section 8 hereunder.

3.2	In the event of expiry and/or cancellation of the right to exercise any Option for Shares, pursuant to the Plan, for any reason whatsoever, the aforesaid Share shall be returned to the class of Reserved Shares and the Company shall be entitled to grant a new Option which can be exercised in respect of the same Share.

4.	THE OPTIONS OFFERED AND THE TERMS AND CONDITIONS RELATING THERETO

4.1	THE OPTIONEES

The Options shall be granted, in accordance with the Plan, to the Employees and office holders of the Company or the subsidiaries of the Company, provided that they are not “controlling shareholders” of the Company (as defined in Section 32(9) of the Ordinance).

Grant of an Option to an optionee in accordance with the Plan, shall not entitle the optionee to receive, or disqualify him from receiving, other Options of the Company or of the subsidiaries of the Company, besides for the Options according to the to the Plan.

4.2	MISCELLANEOUS

4.2.1	Implementation of the Plan and the grant of Options pursuant thereto, is subject to all the relevant laws, regulations and rules of the State of Israel or any other area of judicial jurisdiction relevant to the matter of the granting of Options, including the Ordinance, and registration of the Shares in accordance with the provisions of the securities laws of the State of Israel and of the USA, and subject also to authorizations by the governmental offices or the Stock Exchange in which the Shares are traded, as required under the law.

4.2.2	Every Option granted to an optionee shall bestow on him the right to purchase one Share of the Company (hereinafter referred to as: an “Exercise Share”).

4.2.3	The grant of Options to optionees shall be done pursuant to Section 102 of the Ordinance or the Regulations or other provisions in the Ordinance that are applicable or that shall be applicable in the future with regard to the grant of Options, as aforesaid.

4.3	THE TRUSTEE

4.3.1	Should the Board decide to grant Options, as stated in Section 2.2.4, via a trustee (hereinafter referred to as the: “Trustee”), the Trustee shall hold the Options and the Exercise Shares in trust (hereinafter referred to as: the “Trust”) for the optionee in favor of whom the Options were granted, in accordance with the provisions of the Ordinance or the Regulations.

4.3.2	Pursuant to the provisions of Section 102 of the Ordinance and the Regulations, taxation of the Options and the Shares, that stem from the exercise thereof pursuant to one of the tax routes, is conditional on them being held in Trust and for the period stipulated in Section 102 of the Ordinance (according to the tax route that is chosen) (hereinafter referred to as: the “Trust Period”) or any other period as authorized by the Israeli Tax Authority.

4.3.3	An optionee who is granted Options via a Trustee shall not be entitled to sell them and/or the Exercise Shares, or to transfer them from the Trustee prior to the termination of the Trust Period. Moreover, the rights bestowed by virtue of the Exercise Shares, including bonus Shares, but excluding a dividend that is paid in cash, (hereinafter referred to as: the “Rights”), shall be deposited with the Trustee until the termination of the Trust Period and shall be subject to the tax route that is applicable to the Options, by virtue of which they were granted.

4.3.4	Notwithstanding what is stated above in Section 4.3.3, an optionee may transfer the Options and/or the Exercise Shares and/or Rights, from the Trustee, and/or sell them, even prior to the termination of the Trust Period, provided that the Trustee deducts tax at source or guarantees the deduction of tax at source as prescribed by the provisions of Section 102 of the Ordinance and the provisions of the Regulations in relation to non-compliance with the Trust Period.

4.3.5	Share Certificates – In so far as they are issued, share certificates of Exercise Shares issued to a Trustee according to the Plan, shall be deposited with the Trustee until the date of release of the Exercise Shares from the Trustee.

4.3.6	Dividends – An optionee shall have the right to receive dividends (if and in so far as they are distributed), in respect of Exercise Shares issued to the Trustee on his behalf pursuant to the Plan, provided that the date of determination of the right to receive the dividend is not earlier than the Exercise Date (as defined hereunder). As long as the aforesaid Exercise Shares are held in Trust by the Trustee on behalf of the optionee, the dividends distributed in respect of the Exercise Shares, held in Trust, shall be paid to the Trustee in favor of the optionee, as determined by the Board, according to its absolute discretion, prior to the distribution of the dividends as stated. A dividend paid to the Trustee shall be transferred to the optionee, subject to the deduction of the tax as prescribed by the law.

4.3.7	Release of the Options and the Shares held in Trust – At any date after the termination of the grant period of the Options (as defined hereunder in Section 2.7.1), the Options and the Shares held in Trust may be released, subject to the provisions of Sections 4.3.3 and 4.3.4 and in the manner and on the terms and conditions set forth hereunder:

In accordance with a written notification by the optionee, the wording of which is to be agreed to by the Company and the Trustee, which shall be delivered to the Company and to the Trustee, the Trustee shall release the Options held in Trust, and/or the Shares emanating from the Exercise thereof, provided that prior to the release of the Options and/or the Shares, as aforesaid, the optionee has submitted confirmation of payment of all taxes, to the Trustee and to the satisfaction of the Trustee, the payment whereof is obligatory upon the release of the Options and/or Shares, as aforesaid.

4.4	NON EXISTENCE OF SHAREHOLDERS RIGHTS

The optionee shall not have shareholders rights in relation to the Shares that derive from the exercise of an Option granted to him pursuant to the Plan, as long as he has not exercised the Option to acquire the Share, has not paid the Exercise Price in full and has not been lawfully registered in the shareholders register of the Company.

4.5	RIGHTS ATTACHING TO THE EXERCISE SHARES

The Exercise Shares shall, for all intents and purposes, have equal rights to the rights of the existing Shares in the capital of the Company, and shall be subject to the provisions of the Articles of Association of the Company. The Exercise Shares shall have rights to any dividend or other bonus, where the determination date of the right to receive such rights begins on the Exercise Date or thereafter.

4.6	GRANT OF THE OPTIONS

4.6.1	The Board shall, at its exclusive discretion, grant Options to the optionees. The Options shall be granted from time to time as deemed fit by the Board.

4.6.2	The Grant Date – Without derogating from the provisions of Section 4.2.1 of the Plan and subject to the provisions of the law, the Grant Date of an Option shall be the date of adoption of a resolution by the Board to grant the Option or any other date that is explicitly fixed by the Board of Directors of the Company in its resolution regarding the granting of the Option.

4.6.3	The Grant Agreement – The Company shall deliver a notification to the optionee, in writing, concerning its right to receive the Options (hereinafter referred to as: the “Grant Agreement”) in which shall be indicated, inter alia: the fact that the Options are granted in accordance with Section 102 of the Ordinance, the tax route selected, the number of Options granted to the optionee, the Exercise Price, the vesting period, the method of Exercising and any other term or condition relating to the granting of the Option as resolved by the Board.

4.6.4	Granting of the Option to the optionee is conditional upon the signature by the optionee of the Grant Agreement. By signing the Grant Agreement, every optionee confirms his agreement to receiving the Options and his agreement to the terms and conditions that are applicable to the Options and the Exercise Shares according to the Plan, Section 102 (of the Ordinance) and the Regulations and the tax route selected, and he shall furthermore declare that he is aware of the provisions of Section 102 of the Ordinance and the tax route applicable to him and also that he agrees to what is written in the Trust document signed between the Company and the Trustee, a copy whereof shall be attached to the aforesaid declaration.

4.7	THE VESTING PERIOD AND THE EXERCISE PERIOD

4.7.1	The Vesting Period – The period between the Grant Date of the Options and the date from when the Option can be exercised (hereinafter referred to as: the “Vesting Date” and the “Vesting Period” respectively). The Vesting Period shall be determined by the Board. The Board shall be entitled to decide on a different Vesting Period in relation to each and every optionee.

4.7.2	Acceleration or Extension of the Vesting Period – The Board is entitled, at its discretion, to determine the provisions with regard to the acceleration and/or extension of the Vesting Periods, wholly or partially, in relation to the Options granted pursuant to the Plan, and shall furthermore be entitled to determine different provisions in relation to each and every optionee, provided that the extension of the Vesting Period shall be subject to the confirmation of the optionee.

4.7.3	The Exercise Period – Without derogating from what is stated in Sections 6, 8 and 9 hereunder, unless it is determined otherwise by the Board, all the Options shall be exercisable as of the Vesting Date of the Options until the end of 6 years from the date they were granted (hereinafter referred to as: the “Termination of the Exercise Period”). Upon the Termination of the Exercise Period in respect of the Options, the Options shall expire and all the rights of the optionees in relation to the Options, including the right to purchase the Exercise Shares, shall expire. In addition, in the event that the Options are granted via the Trustee pursuant to Section 4.3 above, the Trust will expire on the date of expiry of the Option.

4.8	THE OPTION PRICE AND THE EXERCISE PRICE

4.8.1	The Options shall be granted to the optionees without consideration.

4.8.2	The Exercise Price of each Option shall be determined according to the resolution of the Board and subject to the law.

4.8.3	Unless determined otherwise by the Board, the Exercise Price shall be linked to the Consumer Price Index published at the time of the Board’s resolution relating to the grant of the Options.

5.	EXERCISING THE OPTION

5.1	The Options shall be exercisable pursuant to the specific terms and conditions that are determined by the Board in relation to each optionee and subject to the terms and conditions of the Plan.

5.2	Exercising of the Option by an optionee shall be done by providing written notification to the Company (and to the Trustee, as the case may be) concerning the exercising of the Options, according to the wording determined by the Company from time to time, and which shall include, inter alia, the number of Options that the optionee wishes to exercise (hereinafter referred to as: the “Exercise Notice”), together with payment of an amount equal to the Exercise Price multiplied by the number of Exercise Shares. The day on which the Exercise Notice arrives at the Company, together with the stated amount, shall be deemed to be the day of exercising the Options referred to in the Exercise Notice (hereinafter referred to as: the “Exercise Date”).

5.3	Subject to the provisions of the law, the Board is entitled, at its discretion, to modify the exercise procedure, provided that the aforesaid modification shall come into effect three business days after delivery, to the optionees, of the notification of modification of the exercise procedure.

5.4	Subject to the optionee’s right to exercise the Options as requested in the Exercise Notice, the Company shall, within 15 business days after the Exercise Date, issue the Exercise Shares to the optionee (or to his Trustee as the case may be) and shortly thereafter it shall act to register the Exercise Shares on the Tel Aviv Stock Exchange Ltd. (hereinafter referred to as: “TASE”).

5.5	The Company shall maintain and manage a book of Option holders at its registered office, wherein is recorded the names of the holders of Options, their addresses and the number of Options registered under their names. Furthermore, all transfers of ownership of Options, as permitted pursuant to Section 7 hereunder, shall be recorded in this book.

6.	TERMINATION OF EMPLOYER-EMPLOYEE RELATIONSHIP OR THE TERMINATION OF ENGAGEMENT WITH THE COMPANY

6.1	EMPLOYEES AND OFFICE HOLDERS

6.1.1	If an optionee who was an Employee of the Company at the Grant Date, ceases to be employed by the Company for any reason whatsoever, including circumstances (heaven forbid) of dismissal of the optionee (hereinafter referred to as: the “Termination”) (in this Section 6 – the term “Company” also includes a subsidiary of the Company), unless determined otherwise by the Board, the Options granted to him according to the Plan shall expire as set forth in Sections 6.1.2 – 6.1.4 hereunder:

6.1.2	In the event of resignation or dismissal of an optionee, the day of termination of his employment shall be deemed to be the day of delivery of the notification of resignation to the employer, or the day of delivery of the notification of dismissal to the employee, as the case may be, without any connection to the actual date of termination of the employment (hereinafter referred to as: the “Termination Date”).

6.1.3	On the Termination Date, all the Options that have been granted to an optionee according to this Plan – and the Vesting Period which has not yet ended – shall expire. The Options granted to him, the Vesting Period of which was ended by the Termination Date, shall be exercisable by the optionee (or in the event of his death – by his lawful heirs), within 90 days after Termination, unless determined otherwise by the Board.

6.1.4	Notwithstanding the foregoing, in the event that the optionee is dismissed for a “cause”, all the Options granted to him in accordance with this Plan shall expire on the Termination Date, including the Options, the Vesting Period in respect of which has ended.

“Cause” shall be construed as any of the following: (a) a material breach of the employment agreement or engagement with the Company, including, but in no way derogating from the generality of the foregoing, a breach of the duty of confidentiality of the optionee and a breach of the non-compete obligation; (b) conviction of an offence that carries a stain/dishonor, or one that has a material adverse effect on the Company and/or on related companies; (c) a breach of the duty of care or a breach of the fiduciary duty towards the Company and/or towards related companies; (d) embezzlement of the Company’s funds and/or or the funds of related companies; (e) any act or omission (except where done in good faith) which in the opinion of the Board significantly harms the Company and/or related companies; (f) any occurrence which leads to the cancellation of an entitlement to severance pay according to the Severance Pay Law, 5723 – 1963; (g) any other just cause, as determined by the employment agreement and/or in the optionee’s Option Agreement. The determination of whether the termination or the relationship constitutes “cause” falls within the authority of the Board.

6.2	OFFICE HOLDERS

6.2.1	If the service of an optionee, who is also an office holder in the Company, is terminated for any reason whatsoever (hereinafter referred to as: the “Termination of Service”), the provisions of Sections 6.1.2 – 6.1.4 above, with the required modifications, shall apply.

With regard to the application of the aforementioned Section 6.1.2 – the “Termination Date” shall be deemed to be the day of the submission of a letter of resignation by the office holder, the day of expiry of his service or the day of termination of the service of the office holder by the Board of the Company.

6.2.2	Notwithstanding the foregoing, in the event of termination of the service of an optionee who is also a Director, in accordance with Sections 228(a) (2)-(4) of the Companies Law, or in the event of the termination of the service of an external Director, in accordance with Section 246 of the Companies Law, as the case may be, all the Options granted to him shall expire and shall not be converted to Shares.

6.2.3	On the day of termination of service, all the Options granted to the optionee according to this Plan – the Vesting Period whereof has not yet ended – shall expire. The Options granted to him, the Vesting Period whereof has ended by the day of termination of service, shall be exercisable by the optionee (or, in the case of death – by his lawful heirs), within 90 days after the termination of service, unless determined otherwise by the Board.

6.3	The Board is entitled to determine, according to its exclusive discretion, with regard to a specific optionee or in general, different periods or terms and conditions from those set forth in this Section 6.

6.4	Notwithstanding what is stated in this Section 6, in any event an Option shall not be exercisable after the termination of the Exercise Period (as defined in Section 4.7.3 above).

6.5	On the Termination (of employment) Date, an optionee who holds Options that were granted by means other than via a Trustee, shall provide the Company with insurance or a guarantee in respect of the payment of tax on the Exercise Date.

7.	TRANSFERABILITY OF THE OPTIONS AND EXERCISE SHARES

Unless determined otherwise by the Board, the Options granted to an optionee pursuant to this Plan, or the Shares that stem from exercising the Options, shall not be transferable and/or assignable and/or used for a pledge and/or attachable and/or any other voluntary encumbrance, and no power of attorney or transfer certificate shall be issued in respect thereof, neither for immediate effect nor for future validity, in any event whatsoever, except for transfer to the heirs, pursuant to the law. In the event of a transfer to heirs, as aforesaid, the provisions of the Plan, the Grant Agreement and the provisions of the Ordinance and the Regulations shall be binding upon the heirs.

8.	ADJUSTMENTS IN RESPECT OF CHANGES IN THE SHARE CAPITAL

No adjustments shall be made to the Options granted in accordance with this Plan during the period prior to issuing the Exercise Shares, except for the adjustments set forth hereunder:

8.1	CHANGES IN THE CAPITAL STRUCTURE

8.1.1	In the event of changes in the capital structure of the Company (including a merging or splitting of Shares), an adjustment shall be made to the number of Shares, resulting from the exercise of the Options, as well as an adjustment to the Exercise Price. In the event that as a result of the aforesaid adjustment the optionee is entitled, at the time of exercising the Options, to a fractional Share that is less than half a Share, no Share shall be granted to him in respect of this fraction. If, as a result of the aforementioned adjustment, the optionee is entitled to receive a fractional Share equal to or greater than half a Share, the Company shall issue him one Share in respect of this fraction.

8.1.2	With the exception of what is stated in Section 8.2 – 8.4 hereunder, the issuance of securities of any kind whatsoever by the Company, shall in no way affect the number of Exercise Shares or the Exercise Price and shall not obligate the Company to carry out an adjustment of any kind in relation to the Options and/or the Exercise Shares.

8.2	DISTRIBUTION OF BONUS SHARES

8.2.1	Should the Company distribute Bonus Shares and the date fixed for the distribution thereof (hereinafter referred to as: the “Benefit Date”) falls after the date of granting the Options but prior to the Exercise Date, the Exercise Price in respect of each Option shall not be changed; however, the number of Shares that each optionee is entitled to, pursuant to any Option, shall be increased at the time of exercising by the number of Shares that the optionee would have been entitled to as Bonus Shares, had he exercised the Options prior to the Benefit Date.

8.2.2	An optionee shall not be entitled to a fractional issuance of Bonus Shares on the basis of the aforesaid. Any extra Bonus Shares that exist at the time of the issuance to the optionees shall be sold by the Company on the TASE within a month of the Grant Date and the net consideration, after the deduction of expenses of the sale and all the other levies, where applicable, shall be paid within 14 days of the date of the sale. The Company shall not make payments to those entitled to amounts less than NIS 50.00.

8.3	RIGHTS ISSUE – In the event that the Company offers its shareholders securities by way of rights, then the number of Exercise Shares received from the conversion of the Options shall be compatible with the benefit element of the rights, as reflected in the proportion between the Share price on the TASE on the “fixed date”, and the basic price (“ex-rights”) – as defined in the TASE trading instruction manual, provided that as a result of the aforementioned adjustment, the Exercise Price shall not be less than NIS 1.00 per Share.

8.4	CASH DISTRIBUTION OF DIVIDEND

If the Company distributes a cash dividend, the following provisions shall apply:

8.4.1	Immediately after the day fixed for the distribution of a cash dividend, the proportion between the Share Price, as determined by TASE – taking into account the dividend distribution, and the Share price shall be calculated at the end of the fixed day, as aforesaid.

8.4.2	The Exercise Price of the Options shall be adjusted in accordance with the results of the multiplication of the previous Exercise Price in relation to what is determined, as aforesaid, in subsection 8.4.1. TASE will notify the optionees of the adjusted Exercise Price, as stated, not later than the day on which the Company’s Shares are traded ex-dividend.

No adjustment whatsoever will be made to the Exercise Price in the event of an equivalent dividend distribution.

8.5	TRANSACTION – In the event of a Transaction, as defined hereunder, the Options not yet exercised shall be exchanged or converted for Options to purchase a Share or a security of the successor corporation (including a related company of the successor corporation), subject to the consent of the successor corporation and on condition that the shares of the corporation are registered and tradable on any stock exchange whatsoever. In the case of an exchange or conversion, as aforesaid, the appropriate adjustments shall be made to the Exercise Price and to the number of Shares that reflect the terms and conditions of the t ransaction, and all the other terms and conditions of the Options, including the Vesting Dates, shall remain unaltered. In the absence of agreement to exchange or convert, as aforesaid, all the Options shall expire on the date of completion of the Transaction.

A “Transaction” shall be the occurrence of a single transaction or a series of related transactions, of one or more of the events set forth hereunder: (1) Sale, or transfer by any other means, of all or the majority of the combined assets of the Company (in the event of doubt, the Board of the Company shall decide whether all or the majority of the combined assets of the Company have been sold); (2) A sale or issuance of securities of the Company, or any event, act or similar transaction, the outcome of which is the transfer of control of the Company, either directly or indirectly; (3) A merger, or similar transaction of the Company with or into another company (or other companies), except for a merger with a related company.

8.6	The grant of Options according to the Plan shall not derogate and/or affect the rights of the Company, in any way whatsoever, to alter its issued capital or the composition thereof, to alter the structure of the Company, to merge, to dissolve or to sell all or part of its assets and/or its activities, and it shall moreover not detract from the authority of the Board to adopt resolutions according to its exclusive discretion on the matters as stated.

9.	LIQUIDATION OF THE COMPANY

Unless determined otherwise by the Board, in the event of the liquidation of the Company, all the Options that were granted to the optionees shall expire immediately, prior to the liquidation of the Company. In the aforementioned circumstances, the Board shall be entitled to declare that the Options, wholly or in part, shall expire on a date fixed in advance, and also entitled to give the optionees, all or in part, the right to exercise the Options that have been granted to them, including Options that according to their terms and conditions were not exercisable at the fixed date, as stated.

10.	PROTECTION OF THE OPTIONEES DURING THE TERM OF THE PLAN

The entitlement of the optionees to securities of the Company in the event of the distribution of Bonus Shares, and/or a rights issue as specified above, shall be reserved until the Exercise Date of the Options and shall be actually carried out only on the Exercise Date. Namely, only upon the exercise of the Options, wholly or in part, by the optionees, shall the optionees be entitled to receive (personally or to the Trustee, as the case may be) and/or to purchase, as the case may be, securities to which they were entitled as a result of the distribution of Bonus Shares and/or from the rights issue, as the case may be, in respect of the number of the Exercise Shares that were actually exercised at any given time. In order to protect the rights of the optionees as aforesaid, the Company shall ensure to reserve the appropriate number of securities that will enable the optionees to exercise their rights as stated above.

11.	LIMITATIONS ON THE OPTIONEES TRADING IN THE SECURITIES OFFERED

In addition to and without derogating from the provisions of the Plan, the sale of Exercise Shares shall be subject to the limitations set forth in the Securities Law, 1968 and in the Regulations that are published and may be published by virtue thereof, if and in so far as they are applicable.

12.	THE TERM OF THE PLAN AND CHANGES THERETO

12.1	The Plan shall expire 10 years after the adoption thereof; however, any Options granted according to the Plan and not yet exercised, shall remain valid pursuant to what is stated in the Plan, and all the provisions in the Plan shall continue to apply to them.

12.2	The Board shall be entitled, from time to time, to terminate or modify this Plan in any way that it deems fit, subject to the Provisions of the Plan.

13.	TAXATION AND OTHER ARRANGEMENTS RELATING TO THE TRANSFER OF SHARES TO AN OPTIONEE

13.1	The optionee alone shall bear all the tax charges in respect of the grant and exercise of Options, payment in respect of Shares by virtue of exercising Options, selling Shares, transferring Shares or in respect of any other activity relating to Options and/or to Shares (of the Company and/or related companies and/or the Trustee and/or the optionee) (hereinafter referred to as: the “Tax”). The Company and/or related companies and/or the Trustee shall deduct all Taxes, including Tax at source, according to the law, the Ordinance and the Regulations. The optionee agrees to indemnify the Company and/or related companies and/or the Trustee and to exempt them from all liability in relation to the payment of Taxes, as stated, interest and fines and any other payment, including in respect of charges for which there is a requirement to deduct tax at source or an omission of failing to deduct tax from any payments transferred to the optionee. Without derogating from what is stated above, the Company shall be entitled to deduct the Tax from any consideration that is owing to the optionee by the Company or by a related company, including a deduction from a salary.

13.2	Without derogating from the forgoing, the Company and/or the Trustee, as the case may be, shall be entitled not to transfer the Exercise Shares to the optionee until payment of all the taxes has been paid in full, as aforesaid. In the event of the death of the optionee, this Section shall apply, with the required modifications, to the lawful heirs of the optionee.

14.	GENERAL

14.1	CONTINUATION OF THE ENGAGEMENT AND NON-WAIVER OF RIGHTS

This Plan and/or the grant of Options in accordance with this Plan shall not be construed as a direct and/or indirect obligation of the Company to continue the engagement with any optionee pursuant to the Plan, as an employee or as an office holder. Moreover, the optionee is not granted any right, in respect of the Plan, to continue his engagement with the Company, as stated, and furthermore there is no condition in this Plan that limits the Company from terminating its engagement with every optionee, according to its discretion. Without derogating from the aforesaid, adoption of the Plan by the Board and/or the grant of Options pursuant to this Plan, shall not be deemed a waiver by the employee of rights bestowed on him according to other agreements with the Company and/or under the law. The grant of an Option is a special and one time benefit that shall not for any reason whatsoever be deemed as part of the salary of the optionee, including for the sake of computing the social benefits or severance pay.

14.2	JUDICIAL JURISDICTION

The sole and exclusive competent court with regard to any matter connected to this Plan and the Options that are granted in terms hereof, shall be the Courts in Tel Aviv and the applicable law shall be the law of the State of Israel.

14.3	ADDITIONAL GRANTS

The terms and conditions of the Options granted to each optionee pursuant to this Plan are likely to be different for each one of them. The Board shall be entitled to decide on the number of grants to make to each optionee during the period of the Plan.

14.4	NON-EXCLUSIVITY OF THE PLAN

Adoption of the Plan by the Board shall not be deemed to be an amendment, alteration and/or substitute plan relating to previous option grants, or deemed as giving the same authority to the Board to adopt other agreements, or to grant incentives to the optionees; and, furthermore, without derogating from the aforesaid, it shall not be deemed to grant options that are not pursuant to the Plan.

14.5	There is nothing in the provisions of this Plan that could be construed as derogating from the provisions of any law.